Exhibit  7.1
Grupo TMM, S.A. and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES UNDER U.S. GAAP
(Amounts in thousands of dollars)

	December 31,
	2005		2004		2003		2002		2001

Historical ratio:
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	89,652		97,367		61,004		64,337		53,317
Portion of rent expense representative of interest factor (A)	23,730		16,777		12,048		10,225		17,491

Fixed charges	113,382		114,144		73,052		74,562		70,808

Earnings:
Pretax income from continuing operations	(77,654)		(71,394)		(123,298)		(53,300)		(50,372)
Less:
Minority interest	4,455		2,635		1,588		(669)		4,400
Equity investee income/loss	752		885		(759)		918		1,374
Fixed charges	113,382		114,144		73,052		74,562		70,808
Amortization of capitalized interest	86		345		345		345		345
Distributed income of equity investees			—		—		1274		—

Earnings	30,607		39,575		(50,730)		22,632		15,007

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)

(A)	The Company considered one-third of the rent expense as imputed interest factor.

(B)	Due to the registrant’s loss in 2005, 2004, 2003, 2002 and 2001, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $82.8 million, $74.6 million, $123.8 million, $51.9 million and $55.8 million, respectively, to achieve a coverage ratio of 1:1.

Note:	This information reflects discontinued operations figures (see Note 2 of the Financial Statements).

Grupo TMM and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES UNDER IFRS
(Amounts in thousands of dollars)

	December 31,
	2005		2004		2003		2002		2001

Historical ratio:
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	96,037		89,317		61,297		61,632		54,100
Portion of rent expense representative of interest factor (A)	24,176		17,851		13,121		13,511		19,895

Fixed charges	120,213		107,168		74,418		75,143		73,995

Earnings:
Pretax income from continuing operations	(85,495)		(65,659)		(120,430)		(69,073)		(54,308)
Less:
Minority interest	4,188		2,655		2,042		552		4,199
Equity investee (income) loss	752		885		(759)		918		1,374
Fixed charges	120,213		107,168		74,418		75,143		73,995
Amortization of capitalized interest	86		345		345		345		345
Distributed income of equity investees	—		—		—		1,274		—
Earnings	29,864		38,314		(46,950)		6,219		14,459

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)	(N/A	)(B)

(A)	The Company considered one-third of the rent expense as imputed interest factor.

(B)	Due to the registrant’s loss in 2005, 2004, 2003, 2002 and 2001, the ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $90.3, $68.9 million, $121.4 million, $68.9 million and $59.5 million , respectively, to achieve a coverage ratio of 1:1.

Note:	This information reflects discontinued operations figures (see Note 2 of the Financial Statements).